TBS International plc Reports Fourth Quarter and Year Ended December 31, 2010 Financial Results

DUBLIN, IRELAND – March 14, 2011 - TBS International plc (NASDAQ: TBSI) announced today its financial and operating results for the fourth quarter and year ended December 31, 2010.

Fourth Quarter and Year Ended December 31, 2010 Highlights:

Metric	Q4 2010	Q4 2009	FY 2010	FY 2009
Revenue (thousands)	$100,770	$84,790	$411,833	$302,516
Net (Loss) attributable to TBS International plc (thousands) (1)	$(217,391)	$(10,700)	$(245,266)	$(67,040)
Net (Loss) per ordinary share (basic and diluted) (1)	$(7.12)	$(0.36)	$(8.12)	$(2.25)
Weighted average ordinary shares outstanding (basic and diluted)	30,521,119	29,865,308	30,217,210	29,843,566
EBITDA, adjusted (thousands) (2)	$20,404	$19,373	$87,757	$45,860
Drydock Days	61	183	399	664

Freight Voyages
Average Daily Voyage TCE	$12,803	$13,158	13,721	$12,069
Freight Voyage Days	3,051	2,742	11,435	11,470
Revenue tons carried for all cargoes (thousands)	2,741	2,094	10,329	8,788
Average Freight Rate for all cargoes	$27.59	$31.79	$28.64	$28.22
Average Freight Rate excluding Aggregates	53.96	50.00	54.30	45.36

Time Charter out Voyages
Average Daily Time Charter TCE	$15,216	$12,184	$16,958	$10,070
Time Charter Days	1,381	1,322	5,818	4,733

(1)
Net Loss and loss per ordinary share for the fourth quarter and full year 2010 include a $201.7 million impairment charge.  Excluding this charge, Net Loss and Net Loss per ordinary share would have been $43.6 million and $1.44 per ordinary share, respectively, for the year ended December 31, 2010 and $15.7 million and $0.51 per ordinary share, respectively, for the three months ended December 31, 2010.

(2)
EBITDA is a non-GAAP financial measure and is defined as loss before interest, depreciation, amortization and impairment loss. Please refer to "Non-GAAP Reconciliations-EBITDA" following the financial statements included in this press release for a reconciliation of EBITDA to Net Loss.

Management Commentary:

Joseph E. Royce, Chairman, Chief Executive Officer and President stated:

“The TBS results for the fourth quarter 2010 reflect the ongoing downward pressure on dry cargo freight rates that have continued into the first quarter of 2011, as evidenced by the Baltic Dry Indices.

“The Baltic Dry Index (“BDI”) which was at 2,446 on September 30, 2010 descended to 1,773 on December 24th (the last reporting date in 2010) and was at 1,559 on March 14, 2011. Correspondingly, the Baltic Handysize Index (“BHSI”) which was at 1,039 on September 30, 2010 descended to 829 on December 24th and was at 736 on March 14, 2011.  A number of factors have contributed to this circumstance. Of most importance is the continued drumbeat of the delivery of new-built vessels in all four of the major vessel sizes – Capesize, Panamax, Supramax and Handysize.

“While cargo demand generally increased during most of 2010, numerous events over the last several months have interrupted the availability of cargo contributing to both the supply-demand imbalance and the Asia-Americas imbalance. There has been severe flooding in Australia that has interrupted shipments of coal, iron ore and wheat, along with Government imposed reductions of the export of coal from Indonesia and Iron ore from India, thereby causing the deviation of vessels that traditionally carried these cargoes from that region into the Atlantic.

“As a consequence, TBS is operating at freight and charter rates that would cause us to fail to comply with certain financial covenants in our credit facilities, even as recently modified, as soon as June 30, 2011. Ferdinand V. Lepere, our Senior Executive Vice President and Chief Financial Officer, will address this issue and our financial results in greater detail.”

Ferdinand V. Lepere, Senior Executive Vice President and Chief Financial Officer, commented:

“As announced on January 31, 2011, we have successfully amended our credit facilities with all our lenders. However, due to the continued decline in freight and charter rates, we are currently operating at rates that would cause us to fail to comply with certain recently amended financial covenants in our credit facilities as soon as June 30, 2011. Should we fail to meet the tests under certain of our financial covenants, we would need to enter into negotiations with our lenders to seek modifications of those financial covenants. Failure to comply with our financial covenants or obtain modifications or waivers of such covenants would raise substantial doubt about our ability to continue as a going concern.

“The continued weakness in freight and charter rates, and the consequent decrease in the market value of our vessels caused us to perform an impairment assessment of our long-lived assets and recognize impairment in the carrying value of our vessels. During the fourth quarter of 2010, we recorded a non-cash impairment loss of $201.7 million, which increased our operating expense for the fourth quarter and the year ended December 31, 2010 by an equal amount. Excluding vessel impairment charges, the Net Loss for the year 2010 would have been $43.6 million, an improvement of 34.9% compared to Net Loss of $67.0 million for the same period in 2009. Despite these challenges, our operating performance in 2010 improved, as indicated by our EBITDA, excluding the impairment charge, which reached $87.7 million for the full year 2010, an increase of 91.1% compared to $45.9 million of EBITDA from the prior year.

 “At December 31, 2010, after taking into consideration the impairment charge, our net debt to capitalization ratio was 51.3%. Our cash balance at the end of December 31, 2010 was approximately $19.0 million, excluding $6.7 million of restricted cash of which $6.2 million pertains to our newbuilding program. During 2010, we made scheduled debt principal payments in the amount of $49.0 million.

“Our newbuilding program for the six Roymar Class multipurpose tweendeckers is nearly complete; we have taken delivery of five vessels. The remaining vessel is expected to be delivered in the second quarter of 2011, and we have in place the requisite bank financing for this vessel.

“In the fourth quarter of 2010, we continued our drydocking program and drydocked three vessels for a total of 61 drydocking days.”

Fourth Quarter 2010 Results:
For the fourth quarter ended December 31, 2010, total revenues were $100.8 million, an increase of 18.9% compared to total revenues of $84.8 million for the same period in 2009. Net Loss for the fourth quarter 2010 was $217.4 million, an increase of $206.7 million compared to the Net Loss of $10.7 million for the same period in 2009. Loss per ordinary share on a basic and diluted basis were $7.12 in the fourth quarter of 2010, calculated based on 30,521,119 shares, compared to $0.36 for the fourth quarter of 2009, calculated based on 29,865,308 shares.

The increase in Net Loss and Net Loss per share as compared to the same period in 2009 is mainly attributable to a $201.7 million vessel impairment charge. Excluding vessel impairment, Net Loss and Loss per ordinary share for the three months ended December 31, 2010 would have been $15.7 million and $0.51 per ordinary share, respectively.

EBITDA, which is a non-GAAP measure, increased to $20.4 million for the quarter ended December 31, 2010 from $19.4 million in the same period in 2009. EBITDA for the quarter ended December 31, 2010 excludes an impairment charge of $201.7 million.  Please see “Non-GAAP Reconciliations – EBITDA” following the financial statements in this press release for a reconciliation of EBITDA to Net Loss.

An average of 48 vessels (excluding off-hire) were operated during the fourth quarter 2010 compared to 44 vessels (excluding off-hire) during the same period in 2009.

Total revenues of $100.8 million for the fourth quarter 2010 include voyage revenues of $75.6 million, time charter revenues of $22.6 million and logistics and other revenues of $2.6 million.

Year ended December 31, 2010 Results:
For the year ended December 31, 2010, total revenues were $411.8 million, an increase of 36.1% compared to the $302.5 million for the year 2009. Net Loss for 2010 increased by $178.3 million, or 266%, to $245.3 million, or $8.12 per share, calculated based on 30,217,210 shares. The increase in Net Loss for the year ended December 31, 2010 as compared to 2009 is mainly attributable to a $201.7 million vessel impairment, partly offset by a slight increase in both cargo volumes and freight rates resulting in higher revenues and Time Charter Equivalent. Excluding vessel impairment, Net loss for the year ended 2010 would have been $43.6 million, a decrease of 34.9% compared to Net Loss of $67.0 million in 2009. Excluding the vessel impairment charge, Net Loss per ordinary share for the year ended December 31, 2010 would have been $1.44 per share, based on 30,217,210 shares, compared to $2.25 Net Loss per share, calculated based on 29,843,566 shares, for the year 2009.

EBITDA, which is a non-GAAP measure, increased by 91.1% to $87.7 million for the year ended December 31, 2010 from $45.9 million in 2009.  EBITDA for 2010 excludes an impairment charge of $201.7 million. Please refer to “Non-GAAP Reconciliations – EBITDA” following the financial statements included in this press release for a reconciliation of EBITDA to Net Loss.

Revenues:
Total revenues for 2010 were $411.8 million, an increase of $109.3 million, or 36.1%, from $302.5 million in 2009. Total revenues of $411.8 million for 2010 include voyage revenues of $295.8 million, time charter revenue of $105.8 million and logistics and other revenues of $10.2 million.

An average of 47 vessels (excluding off-hire) were operated during the year 2010 compared to 44 vessels (excluding off-hire) during 2009.

Voyage Revenues:
Voyage revenues for 2010 were $295.8 million, an increase of $47.8 million, or 19.3%, from the $248.0 million in 2009. The increase in voyage revenue during 2010 is primarily attributable to an increase in revenue tons carried and freight rates. Overall average freight rates for all cargoes increased slightly by $0.42 per ton, or 1.5%, to $28.64 during the year 2010 compared to $28.22 per ton in 2009.

Freight rates excluding aggregates increased by $8.94 per ton or, 19.7%, to $54.30 per ton for 2010 from $45.36 per ton during 2009; whereas freight rates for aggregate cargoes decreased $1.10 per ton, or 13.3%, to $7.17 per ton for the year 2010 as compared to $8.27 per ton in 2009. The decrease in average freight rates for aggregates cargoes was mainly due to lower average revenue earned on each voyage caused by decreased port congestion that reduced demurrage revenue.

Revenue tons carried increased 1.5 million tons, or 17.5%, to 10.3 million tons for the year ended December 31, 2010 from 8.8 million revenue tons for 2009. This increase was primarily due to an increase of 1.6 million revenue ton in aggregates carried during 2010 as compared to 2009, which can be attributed to an increase in the number of spot voyages of aggregates in 2010.

Average Daily Voyage Time Charter Equivalent, which is an industry standard metric reflecting the daily net earnings of a voyage after deducting all voyage expenses from voyage revenues, was $13,721 per day for 2010, an increase of 13.7% from $12,069 during 2009.

Time Charter Revenues:
Time charter revenues increased by $54.6 million, or 106.6%, to $105.8 million for the year ended December 31, 2010 from $51.2 million for 2009. The increase was primarily caused by a 68.1% increase in time charter rates and a 22.9% increase in time charter out days.

Average Daily Time Charter Equivalent, which is an industry standard metric reflecting time charter-out revenues during the period reduced by commissions, was $16,958 per day for 2010, an increase of 68.4% from $10,070 during 2009. Average time charter rates for 2010 rebounded from their low point in 2009 during the first half of 2010.  Time charter rates were negatively influenced during the second half of 2010 by supply and demand imbalances for ocean freight transportation caused by recent economic events.

Expenses:
Total operating expenses for 2010 increased by $279.2 million, or 79.2%, to $631.7 million from $352.5 million for 2009. The increase in total operating expenses for the year ended December 31, 2010 as compared to the same period for 2009 is mainly attributable to a $201.7 million vessel impairment charge.

Voyage expenses, which include fuel costs, commissions, port call charges and stevedoring, increased by $31.4 million, or 27.8%, to $144.5 million for the year ended December 31, 2010. The increase was principally due to rising fuel expenses as a result of higher average fuel costs partly offset by a decrease in consumption, increased commission expense as a result of higher voyage revenues, as well as higher port call expenses and stevedore and other cargo-related expenses.

Logistics expenses, which represent expenses associated with logistics movements, increased $4.3 million to $6.5 million for the year ended December 31, 2010 from $2.2 million in 2009. Logistics operating margins improved to 31.0% for the year 2010 as compared to 18.4% in 2009, mainly due to the TBS’s ability to pass on more logistics expenses to customers.

Vessel expenses, which consist of operating expenses relating to owned and controlled vessels, such as crewing, stores, repairs and maintenance, insurance and charter hire fees for vessels that are chartered-in, increased by $16.8 million, or 16.2%, to $120.8 million for 2010 as compared to $104.0 million for 2009. The increase in the vessel expense in 2010 was principally due to a 17.1% increase in the vessel operating expense, which can be attributed to higher maintenance and crew related expenses as well as higher average number of controlled vessels during 2010 compared to 2009.  The addition of the Brazilian-flagged vessels during 2010 also contributed to this increase.

Depreciation and amortization expense increased $7.8 million due to increased vessel improvements and, to a lesser extent, the growth of owned and controlled fleet.

General and administrative expenses increased $12.1 million during the year ended December 31, 2010 as compared to 2009. Salaries and other related expenses increased $8.4 million, primarily due to a $5.9 million non-cash compensation expense recorded during 2010. In 2010, $1.3 million of general and administrative expenses were incurred by Log-Star, our Brazilian joint venture.

The operating expenses for 2010 also include a $5.2 million charge which was recorded as net loss on sale of the vessel M/V Savannah Belle.

Credit Facilities Amendments:
Effective January 28, 2010, TBS entered into amendments to its credit facilities with all of its lenders, including AIG Commercial Equipment, Commerzbank AG, Berenberg Bank and Credit Suisse and syndicates led by Bank of America, N.A., The Royal Bank of Scotland plc and DVB Group Merchant Bank (the "Credit Facilities"). The amendments restructured the Company's debt obligations by revising the principal repayment schedules under the Credit Facilities; waiving any defaults existing at January 28, 2011; revising the financial covenants, including covenants related to the Company's consolidated leverage ratio, consolidated interest coverage ratio and minimum cash balance; and modifying other terms of the Credit Facilities.

As a condition to the restructuring of our credit facilities, three significant shareholders who also are key members of TBS’ management agreed on January 25, 2011 to provide up to $10 million of new equity in the form of Series B Preference Shares and deposited funds in an escrow account to facilitate satisfaction of this obligation. In partial satisfaction of this obligation, on January 28, 2011, these significant shareholders purchased an aggregate of 30,000 of our Series B Preference Shares at $100 per share directly from TBS in a private placement.

Fleet Developments:
The TBS program to construct six "Roymar Class" 34,000 dwt multipurpose tweendecker vessels, proceeded with the delivery of three vessels between September 2009 and December 2010.  On January 5, 2011 and February 22, 2011, TBS took delivery of the M/V Omaha Belle and the M/V Comanche Maiden, respectively, the fourth and fifth vessels in the series for a purchase price of $35.4 million each.  The Company expects to take delivery of the sixth vessel in the second quarter of 2011.

With the delivery of these vessels, TBS’s operational fleet expanded to 51 vessels with an aggregate of 1.55 million dwt, consisting of 29 tweendeckers and 22 handymax/ handysize bulk carriers.

TBS previously entered into a $150 million term loan credit agreement with a syndicate of lenders led by The Royal Bank of Scotland to finance the building and purchase of these six new vessels. As of December 31, 2010, the Company made cumulative payments of $84.0 million to the Shipyard towards the purchase of the fourth, fifth and sixth vessels.

Drydock Program and Vessel Upgrade Program:
For the year 2010, TBS drydocked 15 vessels for approximately 399 drydocking days with steel renewal of about 1,571 metric tons at a total cost of approximately $15.1 million. This calculation includes two vessels that entered into drydocking during the fourth quarter of 2009.

During the fourth quarter of 2010, three vessels entered into drydocking for 61 days, requiring about 605 metric tons of steel.

For 2011, TBS’ plan is to drydock 17 vessels for approximately 502 days with a steel renewal of about 1,765 metric tons at a total cost of approximately $17.5 million. This estimate includes one vessel that entered into drydocking during the fourth quarter of 2010.

Conference call and webcast:
Tomorrow, March 15, 2011 at 10:00 a.m. EST, the Company’s management will host a conference call to discuss the results.

Conference call details:
Participants should dial into the call 10 minutes before the scheduled time using the following numbers: 1-888-680-0893 (from the US) or 1-617-213-4859 (International Dial In). Participant Passcode: 69105209. Participants may pre-register for the call at https://www.theconferencingservice.com/prereg/key.process?key=PYPHG8YLU.
Pre-registrants will be issued a PIN number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection.

Webcast:
There will also be live -- and then archived -- slides and audio webcast of the conference call on the company's website http://www.tbsship.com, which can be accessed by clicking on the webcast link. As soon as practicable, the webcast and the corresponding slides will be archived and will be accessible on our website.

Replay:
A telephonic replay of the conference call will be available from 1:00 p.m. EST on Tuesday, March 15, 2011 until Tuesday, March 22, 2011 by dialing 1-888-286-8010 (from the US) or 1-617-801-6888 (International Dial In). Access Code: 70839930.  A replay of the webcast will be available soon after the completion of the call.

Consolidated Statements of Income
For the three months and year ended December 31, 2010 and 2009
 (In thousands, except per share amounts and outstanding shares)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009

Revenue
Voyage revenue	$75,636	$66,563	$295,830	$247,980
Time charter revenue	22,607	16,890	105,824	51,201
Logistic revenue (1)	2,241	1,139	9,479	2,689
Other revenue	286	198	700	646
Total Revenue	100,770	84,790	411,833	302,516

Operating expenses
Voyage	37,644	31,266	144,533	113,084
Logistics (1)	1,571	1,018	6,543	2,193
Vessel	30,249	22,045	120,769	104,046
Depreciation and amortization of vessels
and other fixed assets	26,785	25,801	103,637	95,870
General and administrative	11,772	11,144	49,357	37,265
Net loss on sale of vessel (2)			5,154
Vessels impairment (3)	201,700		201,700
Total Operating expenses	309,721	91,274	631,693	352,458

(Loss) from operations	(208,951)	(6,484)	(219,860)	(49,942)

Other (expenses) and income
Interest expense	(9,310)	(4,279)	(27,486)	(17,119)
Loss on extinguishment of debt (4)			(200)
Interest and other income (expense)	(282)	63	(216)	21
Total other (expenses) and income, net	(9,592)	(4,216)	(27,902)	(17,098)

Net (loss)	(218,543)	(10,700)	(247,762)	(67,040)

Less: Net (loss) attributable to
noncontrolling interests (5)	(1,152)		(2,496)

Net (loss) attributable to TBS International plc	$(217,391)	$(10,700)	$(245,266)	$(67,040)

Loss per share

Net (loss) per ordinary share
Basic and Diluted	$(7.12)	$(0.36)	$(8.12)	$(2.25)
Weighted average ordinary shares outstanding
Basic and Diluted	30,521,119	29,865,308	30,217,210	29,843,566

Operating Data for the three months and year ended December 31, 2010 and 2009

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
Other Operating Data:
Controlled vessels (at end of period) (6)	49	48	49	48
Chartered vessels (at end of period) (7)	3	-	3	-
Freight Voyage days (8)	3,051	2,742	11,435	11,470
Vessel days (9)	4,725	4,416	18,359	17,567
Revenue tons carried for all cargoes (10)	2,741	2,094	10,329	8,788
Freight rates for all cargoes (11)	$27.59	$31.79	$28.64	$28.22
Revenue tons carried other than aggregate cargoes (10) (12)	1,190	1,215	4,706	4,727
Freight rates for other than aggregate cargoes (11) (12)	$53.96	$50.00	$54.30	$45.36
Time Charter days	1,381	1,322	5,818	4,733
Daily charter hire rates	$16,369	$12,776	$18,189	$10,818
TCE per day-Freight Voyages (13)	$12,803	$13,158	$13,721	$12,069
TCE per day-Time Charters-Out (14)	$15,216	$12,184	$16,958	$10,070

(1)	TBS Logistics represents revenue and related costs for cargo and transportation management services.
(2)	Represents a loss of $5.2 million on the sale of the Savannah Belle.
(3)
Based on our evaluation of the events and circumstances surrounding the valuation of our vessels during the fourth quarter of 2010, including continued significant declines in freight and charter rates and decreases in vessel values, we conducted an impairment analysis of our long-lived assets as of December 31, 2010.  Based on our analysis, a $201.7 million impairment on our Vessels was recorded at December 31, 2010.  Basic and diluted earnings per ordinary share for the year ended December 31, 2010 decreased $6.68 as a result of the impairment charge.

(4)	In 2010, the loss on extinguishment of debt represents the write-off of unamortized deferred financing costs in connection with the loan modifications subsequent to March 31, 2010.
(5)	Represents a 30% non controlling interest held by Log-In Logistica Intermodal S.A.
(6)	Controlled vessels are vessels that are owned or chartered-in with an option to purchase. As of December 31, 2010, two vessels in the controlled fleet were chartered-in with an option to purchase.
(7)
Represents vessels that were both chartered-in under short-term charters (less than one year at the start of the charter) and chartered in under long-term charters without an option to purchase.  Includes three Brazilian-flagged vessels chartered in under a bare boat charter through our joint venture LOG.STAR NAVEGACAO S.A.

(8)	Represents the number of days controlled and time-chartered vessels were operated by the Company performing freight voyages. Freight voyage days exclude both off-hire days and time chartered out days.
(9)
Represents the number of days that relate to vessel expense for controlled and time-chartered vessels. Vessel expense relating to controlled vessels is based on a 365-day year. Vessel expense relating to chartered-in vessels is based on the actual number of days the vessel is operated, excluding off-hire days.

(10)	In thousands.
(11)
Freight rates are a measurement on which shipments are freighted. Cargoes are rated as weight (based on metric tons) or measure (based on cubic meters); whichever produces the higher revenue will be considered the revenue ton.

(12)
Aggregates represent high-volume, low-freighted cargo, which can overstate the amount of tons that is carried on a regular basis and accordingly reduces the revenue per ton. TBS believes that the exclusion of aggregates better reflects cargo shipping and revenue per ton data for principal services.

(13)
Daily Time Charter Equivalent or "TCE" rates are defined as voyage revenue less voyage expenses during the year, divided by the number of available freight voyage days during the year. Voyage expenses include fuel, port call, commissions, stevedore and other cargo related and miscellaneous voyage expenses.  No deduction is made for vessel or general and administrative expenses. TCE includes the full amount of any probable losses on voyages at the time such losses can be estimated. TCE is an industry standard for measuring and analyzing fluctuations between financial periods and as a method of equating TCE revenue generated from a voyage charter to time charter revenue.

(14)
Daily Time Charter Equivalent or "TCE" rates for vessels that are time chartered out are defined as time charter revenue during the period reduced principally by commissions and certain voyage costs (for which we are responsible under some time charters) divided by the number of available time charter days during the period.  Voyage costs incurred under time charters were $2.4 million and $1.4 million for the years ended December 31, 2010 and 2009, respectively.  These voyage costs include fuel costs (resulting from fuel price differentials between the time a vessel was delivered out to the charterer and the time of redelivery) and the cost for ballasting vessels to time charter delivery ports.  No deduction is made for vessel or general and administrative expenses.  Commission for vessels that were time chartered out for the years ended December 31, 2010 and 2009 were $4.8 million and $2.1 million, respectively.  TCE is an industry standard for measuring and analyzing fluctuations between financial periods and as a method of equating TCE revenue generated from a voyage charter to time charter revenue.

Balance Sheet Data
Please find below TBS’ selected balance sheet data:

	December 31,	December 31,
	2010	2009
Balance Sheet Data (In thousands):
Cash and cash equivalents	$18,976	$51,040
Restricted cash	6,737	8,675
Working capital (deficit)	(299,616)	(285,823)
Total assets	686,321	953,588
Total debt	332,259	351,247
Total shareholders' equity	296,874	537,728

Non-GAAP Reconciliations
We use EBITDA as a liquidity measure. Below is a reconciliation for the years ended December 31, 2010 and 2009 reconciling cash flows from operations to adjusted EBITDA:

(In thousands)	For the Year December 31,
	2010	2009
Net Cash Provided by Operating Activities	$65,546	$40,117
Net loss attributed to noncontrolling interest	2,496
Net Cash Provided by Operating Activities attributed to TBS	68,042	40,117
Adjustments to reconcile net cash provided by operating activities to EBITDA:
Net Interest expense excluding amortization of finance costs and non cash change in value of swap contracts	22,106	14,544
Drydocking expenditures	9,627	15,581
Net change in operating assets and liabilities	987	(22,366)
Non cash adjustments made to cash provided by operating activities:
Loss on sale of vessel	(5,154)
Increase in allowance for doubtful debts	(1,918)	(901)
Non cash stock based compensation	(5,933)	(1,115)
Adjusted EBITDA	$87,757	$45,860

Adjusted EBITDA is defined as net loss before interest expense, taxes, depreciation and amortization, and includes an additional add back of the impairment loss.  The calculation is as follows:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
EBITDA Reconciliation (In thousands):
Net (loss) attributable to TBS International plc	$(217,391)	$(10,700)	$(245,266)	$(67,040)
Net interest expense	9,310	4,272	27,686	17,030
Depreciation and Amortization	26,785	25,801	103,637	95,870
Impairment Loss	201,700		201,700
EBITDA, adjusted	$20,404	$19,373	$87,757	$45,860

Forward-Looking Statements "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations and observations.  Included among the factors that, in the Company's view, could cause actual results to differ materially from the forward looking statements contained in this press release are the following:

•	the effects of severe and rapid declines in industry conditions that have required the Company to restructure its outstanding indebtedness;
•	the Company's ability to manage and repay its substantial indebtedness;
•	the Company's ability to maintain financial ratios and comply with the financial covenants in its credit facilities;
•	the Company's ability to effectively operate its business and manage its growth while complying with operating covenants in its credit facilities;
•	the Company's ability to generate the significant amounts of cash necessary to service its debt obligations;
•	very high volatility in the Company's revenues and costs, including volatility caused by increasing oil prices;
•	excess supplies of dry bulk vessels in all classes and resulting heavy pressure on freight rates;
•	adverse weather conditions that may significantly decrease the volume of many dry bulk cargoes;
•	the stability and continued growth of the Asian and Latin American economies and rising inflation in China;
•	the Company's vessels exceeding their economic useful life and the risks associated with operating older vessels;
•	the Company's ability to grow its vessel fleet and effectively manage its growth;
•	impairments of the Company's long lived assets or goodwill;
•	compliance with environmental laws and regulations and the implementation of new environmental laws and regulations;
•	other factors that are described in the "Risk Factors" sections of the Company's reports filed with the Securities and Exchange Commission.

About TBS International plc:
TBS provides worldwide shipping solutions to a diverse client base of industrial shippers through its Five Star Service: ocean transportation, projects, operations, port services and strategic planning. The TBS shipping network operates liner, parcel and dry bulk services, supported by a fleet of multipurpose tweendeckers and handysize/ handymax bulk carriers, including specialized heavy-lift vessels and newbuild tonnage. TBS has developed its franchise around key trade routes between Latin America and China, Japan and South Korea, as well as select ports in North America, Africa, the Caribbean and the Middle East.  Visit our website at http://www.tbsship.com.

For more information, please contact:

     Ferdinand V. Lepere
     Senior Executive Vice President and Chief Financial Officer
     TBS International plc
     Tel. 914-961-1000
     InvestorRequest@tbsship.com

Investor Relations / Media:
     Nicolas Bornozis
     Capital Link, Inc. New York
     Tel. 212-661-7566
     E-mail: tbs@capitallink.com